UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 20, 2008
PACIFIC PREMIER BANCORP, INC.
(Exact name of registrant as specified in its charter)
DELAWARE	0-22193	33-0743196
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1600 Sunflower Ave, Second Floor, Costa Mesa, CA		92626
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(714) 431-4000
Not Applicable
(Former name or former address, if changed since last report.)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the  registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 20, 2008, Pacific Premier Bancorp, Inc., the holding company of Pacific Premier Bank (the “Bank”), announced today that the Bank has terminated its investment in the Shay Asset Management AMF family of mutual funds (“Funds”) as of June 18, 2008 because of the continuing decline in the net asset value ("NAV") of these funds as well as the recent credit rating downgrade of certain non-agency private label mortgage backed securities held by the Funds. These NAV decreases, which resulted from the uncertainty in spreads in the bond market for mortgage-related securities along with the performance of a small number of the bonds within the Funds, have led the Bank to determine that the Funds should be classified as other than temporarily impaired. Rather than continue as an investor in the Funds, the Bank has redeemed its shares and will receive a pro rata distribution of the securities held by the Funds by June 27, 2008.  The shares redeemed for the underlying securities (redemption in kind) will result in a non-cash charge to net income of approximately $2.1 million or $0.34 per share on a fully diluted basis. The charge will be recognized during the quarter ending June 30, 2008 and will be partially offset by operating earnings in the quarter. For additional information regarding the Company’s impairment charge and withdrawal from the mutual fund, see the Company’s press release attached hereto as Exhibit 99.1, which is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibit Number	Description
99.1	Press Release dated June 20, 2008 with respect to the Registrant's recognition of an impairment charge for investment in Shay Asset Management’s AMF Mutual Funds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC PREMIER BANCORP, INC.

Dated:  June 20, 2008                                        By:           /s/ STEVEN R. GARDNER
Steven R. Gardner
President and Chief Executive Officer